EXHIBIT 99.1


                        THE DOE RUN RESOURCES CORPORATION

                                    SUITE 300
                               1801 PARK 270 DRIVE
                               ST. LOUIS, MO 63146


Contact:

Steven C. Balet
MacKenzie Partners, Inc.
(212) 929-5500


FOR IMMEDIATE RELEASE

     Doe Run Resources Announces Extension of Exchange Offer, Cash Offer and
                              Exchange/Loan Offer

      St. Louis, MO: AUGUST 20, 2002 The Doe Run Resources Corporation ("Doe Run") announces that it is extending the expiration time of its Exchange Offer, Cash Offer and Exchange/Loan Offer (the "Offers") until 5:00 P.M. NEW YORK CITY TIME ON FRIDAY, AUGUST 23, 2002. Doe Run has received tenders of Notes sufficient to satisfy the minimum tender conditions required for the consummation of the Offers. Doe Run gratefully acknowledges the continued overwhelming support expressed for the Offers, as evidenced by participation in the Offers, to the best of Doe Run's knowledge, by holders of 95% of the aggregate principal amount of its outstanding Notes. However, Doe Run is extending the Offers to allow it to finalize the terms of its Amended and Restated U.S. Revolving Credit Facility with its working capital lenders and to continue efforts to satisfy conditions precedent to the consummation of the Offers. Doe Run has reached a tentative agreement with the working capital lenders and is working with such lenders to complete definitive documentation. There can be no assurance that the Offers will be consummated successfully by Doe Run.

      Holders with questions concerning how to participate in the Offers or wishing to obtain copies of the Offering Memorandum, additional Letters of Transmittal or any other documents relating to the various offers should direct all inquiries to the information agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885 (toll-free). Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.


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      This press release is not an offer to purchase any of the Notes. The offer to purchase Notes and the Offers will only be made in accordance with the Offering Memorandum.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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